Exhibit 99.2

PRESIDIO PRODUCTION COMPANY Q2 2026 EARNINGS CONFERENCE CALL

Aug 12, 2026 10:44 AM Eastern Daylight Time

CONNOR FAIR | Director of Investor Relations

Good morning, and welcome to Presidio Production Company’s second quarter 2026 earnings conference call. I am Connor Fair, Director of Investor Relations, and joining me today are our Chairman and Co-CEO, Will Ulrich; Co-CEO and Director, Chris Hammack; EVP and CFO, John Brawley; EVP and General Counsel, Brett Barnes; and Chief Technology Officer, Jason Hudak.

As a reminder, today’s call includes forward-looking statements. These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied on this call. For a discussion of these risks, please refer to the cautionary language in yesterday’s earnings release and the risk factors in our filings with the SEC, which are available on the Investor Relations section of our website.

We will also refer to certain non-GAAP financial measures. The most directly comparable GAAP measures, together with definitions and reconciliations, are included in yesterday’s earnings release, which is available on the Investor Relations section of our website.

With that, I will turn the call over to Will.

WILL ULRICH | Chairman and Co-CEO

Thank you, Connor, and good morning.

We all have mountains to climb — the ones set before us, and the ones we choose to set for ourselves. Chris and I started this business with nothing more than a friendship and an idea: that we could create massive value from investing in oil and gas without ever drilling a well — a direct challenge to a hundred-and-fifty-year-old industry philosophy.

I’ve thought often, these past two weeks, about the passing of Nirmal “Nims” Purja, who died in an avalanche in Pakistan on July 30th. If you don’t know his story, I’d encourage you to watch the Netflix documentary 14 Peaks. Nims set out to do the impossible — to climb all fourteen of the world’s 8,000-meter peaks in six months — and he did it. He called it Project Possible.

At Presidio we also believe in the Possible. We seek out challenges, and when we can’t find them, we will create them. We choose our routes, we take risks when the moment calls for it, but our objective is to deliberately deliver on our business model over long periods of time.

This quarter was no exception. A few months ago, on our first call as a public company, we told you what we intended to do. We said we would acquire producing assets and optimize them — and through closing and integrating Canyon Creek, we have. We said we would continue creating efficiencies in our balance sheet — and through refinancing our bonds and funding our first acquisition under our $1 billion ABS acquisition warehouse with Goldman Sachs, now joined by Citizens Bank, we have. We said we would accelerate our position as the world’s first agentic oil and gas company — and through this quarter’s hires, led by our new Chief Technology Officer, Jason Hudak, and a team of seasoned Silicon Valley executives, we have. We set a target to raise the Company’s production 3 to 5 percent through AI, without drilling and without capital expenditure, and we are well on our way, achieving a 2.3% uplift through 2nd quarter. We told you about our backlog of acquisitions, which remains as attractive as ever, and — like a climber who waits for the right conditions to summit — we will make our next acquisition in short order.

All of this is happening against the backdrop of major changes in the global energy landscape that I discussed on last quarter’s call, and we believe FTW is one of the most compelling investment cases in American energy today.

We are an operator and acquiror of producing, cash-flowing American oil and gas assets. The case for Presidio rests on four pillars, our dividend, acquisitions, optimization, and AI.

First, the dividend. The starting point for any investor in Presidio is cash return. Our annualized dividend is $1.35 per share, a yield of approximately 12 percent at our recent share price. Canyon Creek closed on July 1st, so the results we are reporting today contain none of its cash flow — and we intend to raise the dividend once the Canyon Creek assets are contributing to our results. We generated $15.7 million of free cash flow in the quarter, or roughly $0.50 per share, against a $0.3375 quarterly dividend.

Second, growth through acquisition, backed by unique capital markets access. We have closed two acquisitions as a public company in under five months — EQVR at our formation and Canyon Creek immediately following this quarter — and our acquisition pipeline stands at approximately $17 billion. What makes that pipeline actionable rather than aspirational is our capital structure. Our $1 billion ABS acquisition warehouse, our master-trust dropdown structure, and refinancing flexibility that is unprecedented in the energy ABS market mean we can move on the right asset quickly and finance it efficiently, in a way that most operators our size simply cannot. During the quarter, twenty-five opportunities came across our desk. We took sixteen through review and bid on nine. We see nearly every deal in the market, and we bid on a little over a third of it, with discipline.

Third, optimization —where the story has continued to evolve. Our operating discipline has always been core to the thesis. Historically that discipline showed up primarily as expense discipline, and it still does — lease operating expense came in at $9.39 per Boe this quarter. Increasingly, the same discipline, paired with our data and AI capability, is showing up on the production side. Chris will walk you through the specifics, but the headline is this: we are no longer only the best operators at controlling cost. We are becoming the best operators at growing production from assets with almost zero capital expenditures.

And fourth, our AI platform that increasingly ties the other three together. During the quarter we appointed Jason Hudak as Chief Technology Officer. Jason is not an oil and gas person — he is a Silicon Valley technology and AI executive with nearly three decades of experience, most recently as Vice President of Engineering at Aerospike, with prior senior roles at Twilio, RapidAPI, Foursquare and Yahoo. Jason has built out a team of senior technology leaders across AI product, machine learning, data engineering, data science and cloud infrastructure, drawing from companies including Twilio, Cisco, , Aerospike, VMware and Akamai.

We are pairing world-class technology talent with the operating knowledge and field data already inside Presidio. Oil and gas expertise tells us which problems matter; technology expertise lets us solve them faster, more consistently and at greater scale. This is not a corporate IT initiative and it is not primarily about automating back-office work. As I’ve said previously, in this business, production, revenue and cash flow are the prize, and that is where the mandate points.

I want to be specific about what this has already produced, because it is easy for the word “AI” to sound like a slogan rather than a result. Production for the quarter averaged 22,755 barrels of oil equivalent per day. Against our 3 to 5 percent full-year AI uplift target, we have now delivered approximately 2.3 percent — 1.4% from DOUG, our production-surveillance agent, and another nearly 1% from adjacent AI initiatives Chris will describe. That is measured, well-level uplift, generating $4.5 million annualized revenue in Q2, and we are just getting started. One could see substantial additional value just attributed to where our growing AI platform sits today.

We now have roughly 2,000 wells on the intelligence platform. We are on track against our 3 to 5 percent full-year target, and Chris is going to take you into the field and show you exactly how it happens.

Turning to the quarter, the second quarter was an important period of execution.

We reported net income attributable to Presidio Production Company of $14.4 million, or $0.34 per Class A share, and generated Adjusted EBITDA of $33.2 million against the $30 million we guided you to — a beat of $3.2 million, or roughly 11 percent and production averaged 22,755 Boe per day with minimal CAPEX of $0.6 million.

We also completed a lower-cost investment-grade ABS financing. Immediately following quarter-end, we closed the Canyon Creek acquisition and entered the Arkoma Basin — a transaction that, together with our lower cost of capital, supports future dividend increases, subject to Board approval.

Canyon Creek is our second acquisition as a public company and marks our entry into the Arkoma Basin. That entry matters because Canyon Creek is more than a single transaction — it establishes a new land-and-expand platform. The first deal gives us an operating foothold, local knowledge, field infrastructure and a team in the basin. From that foundation we apply our operating playbook, build basin-level intelligence, and evaluate adjacent opportunities from a position of strength.

That is how we built Presidio from the beginning with our land and expand strategy. We enter a basin through an asset we understand, improve it through operations, and then expand around that position with discipline.

We will remain selective. The objective is not to win every process or grow for growth’s sake — it is to acquire the right producing assets, at the right price, with a clear path to operational improvement, compelling returns and increases to the dividend.

We acquire producing American oil and gas assets with existing cash flow. We make those assets more productive through operations, technology and better decisions. We finance them efficiently. And we return a meaningful portion of the resulting cash flow to shareholders.

We acquire. We optimize. We grow the dividend. We repeat.

With that, I’ll turn the call over to Chris.

CHRIS HAMMACK | Co-CEO

Thank you, Will.

At Presidio, value creation begins the moment we close an acquisition. We take responsibility for the people, the wells, the vendors and the systems, and we begin improving how the asset is operated from day one.

We are not relying on drilling or large capital projects. Our total capital expenditure for the quarter was $600,000 against $33.2 million of Adjusted EBITDA. Value comes instead from the thousands of daily decisions that determine production, operating cost and cash flow across a mature asset base. I want to spend my time this morning on those decisions because they are unique in today’s market.

Before I get into any of that, through the first half of 2026 we have recorded zero recordable injuries, zero days-away cases and zero vehicle incidents. Our safety committee is employee-led, we hold monthly field safety meetings with season-appropriate focus, and every post-incident review is shared with the entire field staff. Lessons travel from the field up, not just from the office down. In an operation running roughly 2,000 wells across three states, that record is the result of deliberate work by our field organization, and I want to recognize them for it.

Will mentioned that we have delivered roughly 2.3 percent of production uplift from AI against our 3 to 5 percent full-year target. Let me tell you exactly where it came from.

First, DOUG. DOUG is our production-surveillance agent. It continuously monitors well-level data across the operated base, flags deviations against expected behavior, and routes recommendations to the field engineer responsible for that well. Over the last three months DOUG has averaged 400 barrels of oil equivalent per day of incremental production — 1.4 percentage points of our production result on its own. It is the single largest contributor to our production beat this quarter, and it did not exist a year ago.

Second, AI-enhanced weekend coverage. Weekends have always been our weak spot on a mature asset base, for the simple reason that we run reduced manpower. So we used AI to identify which wells carry the most downtime attributable to lack of weekend coverage, cross-referenced against our highest-production wells, and gave our weekend pumpers an interactive table and map — a game plan for where to go and in what order. In the second quarter, weekend production increased 2.5 percent. That is a scheduling problem we had lived with for years, solved with better information rather than more headcount.

Third, the AI plunger box. We have installed these on 24 wells. Rather than requiring full-scale SCADA infrastructure, the unit analyzes and continuously adjusts plunger cycle timing, monitors micro-events, estimates fluid volumes per cycle, and tracks plunger performance even when a traditional sensor misses the signature. On the wells where it is installed, gas went from a pre-install average of 2,680 Mcf per day to 2,946 Mcf per day post-install — roughly a 10 percent lift on that population, and about 0.2 percent on total company production. We have 24 wells on it today. Once we optimize wells with this plunger box, we will move it to the next group for further optimization.

None of these replace field judgment. All three of them point field judgment at the right well, in the right order, on the right day. That distinction matters, and it is why our field organization has adopted this rather than resisted it.

Now, let me talk about workovers. Our wedge workover program is the clearest example of what disciplined, data-directed intervention produces on a mature asset base. We have completed 25 of 69 identified jobs, with 44 remaining in the current queue and the program projected to finish in the fourth quarter.

In the second quarter we completed seventeen workovers. The payout period compressed from 1 year at original forecast to 0.75 years on actuals. PV-10 improved from $2.7 million to $3.4 million. Returns exceeded 100% for these workovers. These are going better than we expected, and we have more to do.

This reason this matters beyond the barrels: each tranche of workovers teaches us something about which candidates screen well and which do not, and that feedback goes straight back into how the next tranche gets built.

Turning to the integrations, and I’ll take EQVR first. The EQVR asset is 216 active wells producing approximately 2,800 net Boe per day, and the integration is substantially complete on the items that drive cost.

The headline is a 30 percent reduction in lease operating expense on that asset, from roughly $700 thousand per month in the second quarter of 2025 to $500 thousand today. Here is how we got there. On labor, we redesigned the asset into four routes, filled a new Production Tech position through internal promotion, and retained the fifth EQV pumper for a Presidio route — while eliminating the contract pumper entirely. On compression, we released two units, downsized two more, and renegotiated eight, with the majority of the remaining fleet now under contract through the second and third quarters of 2027. On chemicals, we moved the vendor onto Presidio pricing. We completed production software integration in mid-May and have finished SCADA integration.

We are also continuing to improve the quality and consistency of data coming off the EQVR assets, because better data improves both day-to-day operating decisions and the performance of the intelligence platform over time.

Now to Canyon Creek. At Canyon Creek — 42 active operated wells, approximately 3,500 net Boe per day — we took over field operations on day one and immediately began running the same playbook.

Already complete: we eliminated one contract route and created a company route, eliminated an additional foreman role, swapped the chemical vendor and eliminated an excessive former expense by executing workovers the prior operator had deferred, and transitioned production software on day one. We also completed all five of the neglected workovers we had identified in diligence — all five successful.

In progress: on compression, two releases and two downsizes are complete with one additional downsize scheduled for August. On SCADA, we have completed the transition to Presidio and are now working the direct SCADA-to-production-software integration. Yard consolidation — scrapping unusable inventory and moving to smaller yard space — is scheduled for the end of September.

We are projecting a 32 percent reduction in lease operating expense at Canyon Creek, from roughly $250 thousand a month to $170 thousand, measured against the third quarter of 2025.

Speed matters here. The first days and weeks after closing are when operating culture is established, responsibilities are clarified and the foundation for future performance is set. We want the people closest to the wells to understand how decisions get made, what they are accountable for and how they are empowered to improve the asset. And we want data from those wells flowing quickly into the systems our operating and engineering teams use every day.

Once those systems, relationships and disciplines are in place, we are in a far stronger position to evaluate and integrate additional assets in the basin. That is why land-and-expand matters. Canyon Creek is not simply another acquisition — it is the operating platform, local knowledge, field infrastructure and data foundation from which we expand in the Arkoma.

One last item, and it is one that gets overlooked. Over the trailing twelve months through July, we realized $12.9 million of cash consideration from leasehold monetization across 61 separate transactions. We are a producing-asset company. We do not need to hold undeveloped acreage that someone else values more highly than we do, and turning that acreage into cash is a real and repeatable part of how this model funds itself.

I’ll now turn the call over to John.

JOHN BRAWLEY | EVP and CFO

Thank you, Chris.

This was Presidio’s first full quarter as a public company following our IPO in March. I’ll note the quarter does not include Canyon Creek, which closed July 1st, immediately following quarter-end.

We had a strong quarter across all four key areas — production, revenue, operating expenses and EBITDA — and I want to take each in turn, because in every case the outperformance traces to something specific.

When I go through the numbers below, for revenue I’m talking about the whole quarter in the first quarter, both the predecessor and the successor period combined, for any per unit metrics I’m using just the successor period from March 4 to March 31, as that period contains the EQVR asset and is post-IPO and therefore apples to apples on a per unit basis with the second quarter.

Starting with production. Production averaged 22,800 Boe per day, slightly above the successor period (March 4 to March 31), with a mix of approximately 16 percent oil, 57 percent natural gas and 27 percent NGLs. The increasing (versus normally declining) production is attributable to our AI systems and our wedge workover program.

Turning to revenue. Revenue (including hedge settlements) was $60.9 million including $6.9 million of realized hedge settlements — up from $34.4 million in the first quarter. The largest drivers of increased revenues for the quarter come from our restructured hedges and an increase in oil and NGL pricing during the quarter (partially offset a by a reduction in natural gas prices).

On the cost side lease operating expense was $9.39 per Boe, improved from $9.47 in the first quarter successor period. Total operating expense including production and ad valorem taxes was $11.22 per Boe, down from $11.68. This was the impact of enhanced production from optimization, AI, and the realization of cost efficiencies.

Consolidated net income was $15.5 million, of which $14.4 million was attributable to Presidio or $0.34 per Class A share.

Adjusted EBITDA was $33.2 million against the $30 million we discussed on our prior call. While this was a good quarter, given current commodity prices which trail off in the third and fourth quarters – I would expect EBITDA to be very slightly under $30 million per quarter in the next two quarters, but summing to $90 million for the last nine months of 2026.

Reconciliations of any non-GAAP measures to net income are included in the earnings release.

The quarter benefited from the first full period of the restructured hedge portfolio, together with continued operating efficiencies across the asset base. Capital expenditures remained minimal, consistent with our low-reinvestment model.

ABS Refinancing & Warehouse

Next, I’ll spend some time on the ABS refinancing because it meaningfully improved both our cost of capital and the structure supporting our acquisition and dividend model.

On June 9, we closed a $350 million investment-grade refinancing of our prior asset-backed securitization at a weighted average coupon of 6.38%. The refinancing included two investment-grade tranches of $175 million each. We reduced the weighted average coupon by 184 basis points, from 8.22% to 6.38%.

The transaction was used to repay our prior ABS, payoff balances outstanding under our RBL and a $35 million hedge restrike.

The refinancing also introduced an Anticipated Repayment Date, or ARD, structure. Although the notes mature in 2041, the ARD structure reduces scheduled amortization during the first five years. Said simply, less cash is contractually directed to principal in the near term, leaving more cash available to support dividends and acquisitions.

That is an important improvement from the prior ABS. We now have a lower fixed cost of capital, long-duration financing, and a more efficient near-term amortization profile.

In structuring this ABS we were intentional in creating a structure which works with our strategy, and as a public company. We are keeping our capital structure as simple as possible, while still taking advantage of the ABS advance rates and cost of capital.

The most important structural feature of our ABS is its ability to be flexible to fund our growth. We approached this flexibility through two avenues. First, the ABS includes a master trust structure which allows for the drop down of additional assets into a new series of bonds. This is relatively common in ABS. The second structural design element is new, a first in the energy ABS market. Because we are a growing public company and transparency is important in our capital structure, we fundamentally changed the call protection versus all energy ABS transactions preceding us. To date energy ABS pre-payments typically required payment of all expected future interest (discounted at treasuries plus 50 bps), our notes are however redeemable at 102, 101 in years 1, 2, and at par thereafter.

This allows us unprecedented flexibility to refinance multiple series of notes into one, following acquisitions or dropdowns from our warehouse. It allows us to finance future acquisitions without creating unnecessary complexity in the capital structure.

We now have two options for adding assets to our ABS: utilization of the master trust structure or refinancing without a painful make-whole cost.

Taken together, the lower coupon, reduced scheduled amortization and greater refinancing flexibility create a materially better financing platform for Presidio.

Speaking of the warehouse facility – the Canyon Creek acquisition marked the first use of our $1 Billion ABS Warehouse Facility.

We funded the transaction with an initial $55 million draw under the facility. And, in connection with the closing of Canyon Creek, we issued 1,962,240 shares of Class A common stock to the sellers.

The warehouse performed exactly as designed. It allowed us to fund a PDP acquisition efficiently at closing, with the ability to move that asset into permanent ABS financing over time.

I also note that our friends at Citizens Bank (who also lead our credit facility) joined the warehouse for 40% participation, broadening our lender base and adding capacity to support future acquisitions. This demonstrates that we continue to attract world class capital partners at an attractive cost of capital.

Capital Structure and Leverage

Continuing with the balance sheet, as of June 30, total debt principal outstanding was $350 million and Net Debt was $296.5 million.

Giving pro forma effect to the $55 million draw under the ABS Warehouse Facility used to fund Canyon Creek, Net Debt was $351.5 million.

Based on pro forma Net Debt of $351.5 million and annualized second-quarter Adjusted EBITDA of approximately $132.7 million, Leverage was 2.7 times.

Liquidity

As for liquidity — as of June 30, we had $42.3 million of unrestricted cash and no borrowings outstanding under the RBL.

Subsequent to quarter-end, the borrowing base was redetermined in the ordinary course from $65 million to $60 million. The reduction reflects the realization of production and hedges since the prior borrowing base redetermination.

Therefore, liquidity pro forma for the borrowing base adjustment is currently approximately $102.3 million, consisting of $42.3 million of unrestricted cash and $60.0 million of available capacity under the RBL.

Hedging Program

As for hedges — we continue to maintain a multi-year commodity hedging program across oil, natural gas and NGL production.

The detailed hedge table is included in the earnings release.

We view hedging as an important part of our capital structure. It provides cash flow visibility, supports dividend durability and helps us underwrite acquisitions with greater confidence.

Acquisition Pipeline

I’ll close with the acquisition market. Instability in the middle east has led to moderately higher commodity prices. That environment has led to a plethora of companies deciding to put their assets on the market, when previously they were on the fence. Deal activity has been incredibly strong and we have been actively bidding on opportunities daily and weekly. We are bidding on assets from $50 million to $2 billion.

Our bids have been competitive, however we will not overpay and we remain disciplined on price, structure and returns.

The environment is strong, and we’re getting turns at bat. The combination of our PDP strategy, public platform, ABS access and operating track record, position us well to execute on our growth strategy.

With that, I’ll turn the call back to Will for closing remarks.

WILL ULRICH | Closing Remarks

Thank you, John.

Last quarter we said Presidio was built for a changing game in energy. This quarter we showed what that means in practice.

We delivered $14.4 million of net income attributable to Presidio and $33.2 million of Adjusted EBITDA against $30 million guided — a beat of roughly 11 percent. We were able to increase production during the period and have now delivered 2.3 percent of AI-driven production uplift against our 3 to 5 percent target, with zero incremental capital. We cut 184 basis points off our cost of ABS capital and funded $35 million of additional hedge protection through 2027. We closed Canyon Creek and established a new operating platform in the Arkoma. And our dividend is on exactly the schedule we described to you last quarter — $1.35 per share now, with an expected raise in the future for the Canyon Creek acquisition, subject to Board approval now that Canyon Creek is on our platform.

We have an acquisition pipeline of approximately $17 billion. We will remain disciplined. We are not trying to own every asset — we are trying to own the assets where our operating model, capital structure and technology create the greatest value.

This country will need more reliable energy, more productive infrastructure, and better decisions from the physical assets already in the ground. Presidio sits directly at that intersection. We own producing American oil and gas assets. We operate them with a low-reinvestment model — $0.6 million of capex against $33.2 million of EBITDA this quarter. We finance them through a purpose-built capital structure. And we are building technology designed to make every well, every employee and every acquisition more productive.

That combination is rare. We believe it is strategically important. And we believe it can become extraordinarily valuable.

Our work now is to execute: continue to integrate EQVR and Canyon Creek, continue improving the existing asset base, acquire the right assets at the right price, grow the dividend, and build a company worthy of the opportunity in front of us.

We are still at the beginning.

Thank you for joining us this morning. Operator, please open the line for questions.